UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported)   April 23, 2013

j2 Global, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-25965 (Commission File Number)	51-0371142 (IRS Employer Identification No.)

6922 Hollywood Blvd.
Suite 500
Los Angeles, California  90028
(Address of principal executive offices)

(323) 860-9200
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.   OTHER EVENTS.

j2 Global, Inc. (“j2 Global” or the “Company”) has entered into a settlement and patent license agreement with Open Text Corporation to resolve patent litigation asserted by the Company and its affiliates against Open Text Corporation and its affiliates Easylink Corporation and Xpedite Systems LLC (collectively, “Open Text”).

Open Text will pay j2 Global $27,000,000 (Twenty Seven Million Dollars) in exchange for a fully paid up license to the Licensed j2 Patents (defined below) for fax software and services sales to enterprise and corporate customers.  Open Text has also agreed pay j2 Global a running royalty for a license to the Licensed j2 Patents for sales of fax software and services to individual and small office/home office customers, provided that such royalty exceeds a stipulated minimum amount.  The Licensed j2 Patents include United States Patent Nos. 6,208,638; 6,597,688; 7,020,132; 6,350,066; and 6,020,980; together with all continuations, counterparts and reissues.

j2 Global will recognize a portion of the $27 million as revenues and income during Q2 2013 and the balance on a quarterly basis over the lives the Licensed j2 Patents.

In connection with the settlement, Open Text has granted j2 Global a fully paid up license to United States Patent Nos. 5,872,640 and 7,804,823, together with all continuations, counterparts and reissues, for fax software and services sales.

The Company and Open Text have agreed to cause all outstanding litigation between them and their affiliates to be dismissed with prejudice and have granted each other full mutual releases.

j2 Global continues to vigorously pursue pending patent infringement suits against RingCentral, Inc. and others.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

j2 Global, Inc. (Registrant)

Date: April 25, 2013	By:	/s/ Jeffrey D. Adelman
Jeffrey D. Adelman Vice President, General Counsel and Secretary